UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2007

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-49790	11-3200514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 23, 2007, Verint Systems Inc. (the “Company”) issued a press release announcing the preliminary non-cash charge to be recorded by the Company in connection with the review conducted by the Special Committee of the Board of Directors of Comverse Technology, Inc. (“Comverse”), the 57% stockholder of the Company, into dating inaccuracies in the grants by Comverse to employees of the Company of options to acquire Comverse common stock. The non-cash stock based compensation expense that it expects to record as a result of these inaccuracies in the fiscal years ended January 31, 2007, 2006, and 2005 is approximately $0, $31,000, and $64,000, respectively, and is expected to be less than $20 million in the aggregate for all periods. These inaccuracies relate to Comverse option grants to the Company’s employees from 1991 through May 2002, a period during which the Company was wholly-owned by Comverse. This charge excludes any tax expense or related payments, which the Company continues to review. The effect of such tax implications is not expected to materially impact the Company’s liquidity or capital resources.

Additionally, as previously announced by Comverse and as communicated by Comverse to the Company, the Special Committee of Comverse has expanded its review into certain other accounting matters. As a result, the Company has commenced a voluntary internal review into certain accounting matters, including accounting reserves, income statement expense reclassification and revenue recognition. The internal review is focused primarily though not exclusively on facts and circumstances during fiscal years 1998 through 2002 which, as mentioned, represents a period in which the Company was wholly-owned by Comverse. The Company is currently unable to determine the effect, if any, of such internal review on the Company’s financial statements.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release of Verint Systems Inc., dated February 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.

Date: February 23, 2007

By:	/s/ Peter Fante
Name:	Peter Fante
Title:	General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Verint Systems Inc., dated February 23, 2007.